Exhibit 99.1

Valeritas Appoints Brian K. Roberts to its Board of Directors

BRIDGEWATER, New Jersey, July 13, 2016 — Valeritas Holdings, Inc. (OTCQB: VLRX) announced today the appointment of Brian K. Roberts to the Company’s Board of Directors. Mr. Roberts will serve as Chairman of the Audit Committee, which will include existing independent Board members Peter Devlin and Rodney Altman, M.D.

John Timberlake, President and Chief Executive Officer of Valeritas, said, “We are pleased to welcome Brian to the Valeritas Board of Directors and announce that he will serve as Chairman of the Audit Committee. Brian is a seasoned financial executive in the healthcare industry and has served as CFO of several public and private medical technology companies. He also serves as Audit Committee Chair at ViewRay, another growth-stage medical technology company that recently completed an alternative public offering and subsequent up listing to Nasdaq.”

Mr. Roberts commented, “I am excited to join the Valeritas Board to help guide the Company as it continues to drive adoption of V-Go among type 2 diabetes patients. V-Go is uniquely positioned as a basal-bolus insulin delivery solution offering type 2 diabetes patients a simple and cost-effective option to better manage their daily insulin delivery. I look forward to working with the Board and management as we continue to execute on our growth strategy for the business.”

Mr. Roberts currently serves as the Chief Operating and Financial Officer of Avedro, the leader in corneal cross-linking science, which recently completed a $32 million equity financing. He also currently serves on the Board of Directors of ViewRay, Inc., where he is Chairman of the Audit Committee.

Prior to Avedro, he served as CFO for Insulet Corporation, a tubeless insulin pump technology company. Under his supervision, Insulet grew from approximately $30 million to nearly $300 million in revenue, achieved operating profitability, and increased its market capitalization to over $2 billion. Previously, Mr. Roberts served as CFO for Jingle Networks, a leader in mobile voice-ad services that was acquired by Marchex, Inc., and as CFO for Digitas, which was sold for $1.3 billion to Publicis Groupe. He holds a Bachelor of Science in Accounting and Finance from Boston College, is a Certified Public Accountant, and served as an auditor with Ernst & Young LLP.

About Valeritas, Inc.

Valeritas is a commercial-stage medical technology company focused on developing innovative technologies to improve the health and quality of life of people with Type 2 diabetes. Valeritas’ flagship product, the V-Go® Disposable Insulin Delivery device, is a simple, wearable, basal-

bolus insulin delivery solution for patients with Type 2 diabetes that enables patients to administer a continuous preset basal rate infusion of insulin over 24 hours. It also provides on-demand bolus dosing at mealtimes. It is the only basal-bolus insulin delivery system on the market today specifically designed keeping in mind the needs of type 2 diabetes patients. Headquartered in Bridgewater, New Jersey, Valeritas operates its R&D functions in a state-of-the-art facility in Shrewsbury, Massachusetts. For more information, please visit www.valeritas.com.

Forward Looking Statements:

This press release may contain forward-looking statements. Statements in this press release that are not purely historical are forward-looking statements. Such forward-looking statements include, among other things, references to Valeritas technologies, business and product development plans and market information. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the ability to raise the additional funding needed to continue to pursue Valeritas’ business and product development plans, the inherent uncertainties associated with developing new products or technologies, the ability to commercialize the V-Go® Disposable Insulin Delivery device with limited resources, competition in the industry in which Valeritas operates and overall market conditions. Any forward-looking statements are made as of the date of this press release, and Valeritas assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as required by law. Investors should consult all of the information set forth herein and should also refer to the risk factor disclosure set forth in the reports and other documents Valeritas files with the SEC available at www.sec.gov.

Investor Contact:

Nick Laudico / Zack Kubow

The Ruth Group

(646)536-7030 / 7020

IR@valeritas.com

Media Contact:

Christopher Hippolyte

The Ruth Group

(646)536-7023

PR@valeritas.com